Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS 2008
SECOND QUARTER FINANCIAL RESULTS

Five Clinical Programs Anticipated by Year-End

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, July 29, 2008 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and six months ended June 30, 2008.

“Our four clinical programs are progressing well,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  “During this last quarter, we achieved Fast Track status for LX1032 for carcinoid syndrome; completed Phase 1 studies of LX1031, our drug candidate for irritable bowel syndrome; and initiated multi-dose Phase 1 trials of LX2931, our drug candidate for rheumatoid arthritis.  We are looking forward to clinical results in multiple programs in the second half of 2008, in addition to advancing a fifth drug candidate for diabetes into human clinical trials by the end of this year.”

Highlights

▪
Lexicon received Fast Track status from the U.S. Food and Drug Administration (FDA) for development of LX1032, the company’s orally-delivered small molecule drug candidate for managing gastrointestinal symptoms associated with carcinoid syndrome.  Having completed a single-dose Phase 1a clinical trial, Lexicon initiated a multi-dose Phase 1b clinical trial in June 2008.  The Phase 1b trial is a randomized, double-blind, ascending multiple-dose study designed to evaluate the safety and tolerability of LX1032 in approximately 40 healthy volunteers.  Lexicon expects data from the Phase 1b clinical trial before the end of the year.  Results from this study will be used to support the exploration of potentially therapeutic doses in patients with carcinoid syndrome in accordance with its Fast Track status.  Clinical development of LX1032 is being funded through a product development collaboration with Symphony Capital Partners, L.P. and its co-investors.

▪	Lexicon completed Phase 1 studies of LX1031, the company’s orally-delivered small molecule drug candidate for irritable bowel syndrome.

▪	Lexicon initiated a Phase 1b multi-dose trial for LX2931, the company’s orally-delivered small molecule drug candidate for autoimmune disorders such as rheumatoid arthritis.

▪
Lexicon implemented a reorganization designed to reduce costs and increase efficiencies in its research and discovery operations.  As part of the reorganization, Lexicon expects to reduce its expenses by approximately $5 million, net of severance costs, for the balance of 2008 and approximately $11 million on an annualized basis.

Financial Results

Revenues:  Lexicon’s revenues for the three months ended June 30, 2008 decreased 24 percent to $9.6 million from $12.6 million for the corresponding period in 2007.  The decrease was primarily attributable to the completion in 2007 of the project funded by Lexicon’s award from the Texas Enterprise Fund, the completion in 2007 of the target discovery portion of its alliance with Takeda Pharmaceutical Company Limited, and reduced revenues in the three months ended June 30, 2008 under its alliance with N.V. Organon due to its progress towards completing the target discovery portion of the alliance, offset in part by higher technology license fees.  For the six months ended June 30, 2008, revenues decreased 29 percent to $18.5 million from $26.1 million for the corresponding period in 2007.

Research and Development Expenses:  Research and development expenses for the three months ended June 30, 2008 increased 19 percent to $30.3 million from $25.6 million for the corresponding period in 2007.  The increase was primarily due to higher preclinical and clinical costs related to the advancement of Lexicon’s drug development programs and severance costs associated with a reduction in personnel in May 2008, partially offset by decreased research expenses as a result of the company reallocating resources from genetics research efforts to drug development.  For the six months ended June 30, 2008, research and development expenses increased ten percent to $58.2 million from $52.9 million for the corresponding period in 2007.

General and Administrative Expenses:  General and administrative expenses for the three months ended June 30, 2008 increased 12 percent to $5.6 million from $5.0 million for the corresponding period in 2007.  The increase was primarily attributable to severance costs associated with a reduction in personnel in May 2008.  For the six months ended June 30, 2008, general and administrative expenses increased eight percent to $11.1 million from $10.3 million for the corresponding period in 2007.

Net Loss:  Net loss for the three months ended June 30, 2008 was $20.0 million, or $0.15 per share, compared to net loss of $13.6 million, or $0.17 per share, in the corresponding period in 2007.  Net loss for the six months ended June 30, 2008 was $38.0 million, or $0.28 per share, compared to a net loss of $32.5 million, or $0.41 per share, for the corresponding period in 2007.  For the three and six months ended June 30, 2008, net loss included non-cash, stock-based compensation expense of $1.6 million and $3.4 million, respectively.  For the three and six months ended June 30, 2007, net loss included non-cash, stock-based compensation expense of $1.7 million and $3.2 million, respectively.

Cash and Investments:  As of June 30, 2008, Lexicon had $200.5 million in cash and investments, including $26.9 million in cash and investments held by Symphony Icon, as compared to $228.8 million as of March 31, 2008 and $258.8 million as of December 31, 2007.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the second quarter of 2008 at 11:00 a.m. Eastern Time on July 29, 2008.  The dial-in number for the conference call is 888-801-6504 (within the United States) or 913-312-1504 (international).  The pass code for all callers is 2543723.  Investors can access a live webcast of the call at www.lexpharma.com.  An archived version of the webcast will be available on the website through August 1, 2008.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease.  Lexicon currently has five drug candidates in development for autoimmune disease, carcinoid syndrome, cognitive disorders, diabetes and irritable bowel syndrome, all of which were discovered by the company’s research team.  The company is using its proprietary gene knockout technology to characterize approximately 5,000 genes in its Genome5000™ program, and has discovered more than 100 promising drug targets.  Lexicon has applied small molecule chemistry and antibody technology to these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs.  Lexicon’s goal is to advance 10 drug candidates into human clinical trials by the end of 2010, the strategic objective of its 10TO10 program.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX6171, LX2931, LX1031, LX1032 and LX4211 and the potential therapeutic and commercial potential of LX6171, LX2931, LX1031, LX1032 and LX4211.  This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX6171, LX2931, LX1031, LX1032 and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates,  that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
Bobbie Faulkner
Manager, Investor and Public Relations
281/863-3503
bfaulkner@lexpharma.com

Lexicon Pharmaceuticals, Inc.

Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$7,953	$12,477	$15,587	$24,748
Subscription and license fees	1,613	171	2,872	1,395
Total revenues	9,566	12,648	18,459	26,143
Operating expenses:
Research and development, including stock-based compensation of $950, $1,044, $2,077 and $2,035, respectively	30,349	25,594	58,151	52,884
General and administrative, including stock-based compensation of $633, $627, $1,285 and $1,195, respectively	5,603	5,004	11,132	10,304
Total operating expenses	35,952	30,598	69,283	63,188
Loss from operations	(26,386)	(17,950)	(50,824)	(37,045)
Interest income	1,418	765	4,199	1,645
Interest expense	(675)	(695)	(1,345)	(1,383)
Other expense, net	(539)	(14)	(1,086)	(26)
Loss before noncontrolling interest in Symphony Icon, Inc.	(26,182)	(17,894)	(49,056)	(36,809)
Loss attributable to noncontrolling interest in Symphony Icon, Inc.	6,148	4,303	11,072	4,303
Net loss	$(20,034)	$(13,591)	$(37,984)	$(32,506)

Net loss per common share, basic and diluted	$(0.15)	$(0.17)	$(0.28)	$(0.41)

Shares used in computing net loss per common share, basic and diluted	136,796	79,568	136,795	78,758

Consolidated Balance Sheet Data	As of June 30,	As of December 31,
(In thousands)	2008	2007
	(unaudited)
Cash and investments, including cash and investments held by Symphony Icon, Inc.	$200,517	$258,775
Property and equipment, net	68,104	70,829
Goodwill	25,798	25,798
Total assets	310,306	369,296
Deferred revenue	24,535	34,156
Current and long-term debt	30,942	31,373
Noncontrolling interest in Symphony Icon, Inc.	19,199	30,271
Accumulated deficit	(448,519)	(410,535)
Total stockholders’ equity	218,457	256,300